EXHIBIT 4.18

September 18, 2009

Bonanza Oil and Gas, Inc.
3417 Mercer
Houston, TX 77027

RE:           Loan Letter Agreement

Mr. Lender:

1. Loan.  This letter when fully executed will constitute a loan agreement (this “Agreement”) between Marie Baier Foundation (the “Lender”) and Bonanza Oil and Gas, Inc, a Nevada corporation (the “Borrower”), pursuant to which the Lender, on the terms and conditions provided herein, shall agree to make one loan to the Borrower hereunder in an amount of fifty five thousand dollars ($55,000) (the “Loan”). The Lender’s obligation to make the Loan is subject to the Borrower’s fulfillment of each of the applicable conditions set forth in Section 3 hereof.

2. Loan Documents.

a. Promissory Notes.  The Loan shall be evidenced by a promissory note issued to the Lender in the principal amount of the Loan, dated the date the Borrower receives the funds from the Lender, in the form attached hereto as Exhibit A (together with any replacements and substitutes therefore, the “Note”). The principal amount of the Loan and interest thereon, calculated at the rate of 12% per annum, as provided in the Note, shall be payable as set forth more particularly therein.

b. Term of Note.  “The Note” shall have a term of one (1) year, starting from the date the Borrower receives the funds from the Lender in their entirety (the “Closing Date”). In the event of prepayment by the Borrower, the Lender will receive interest for the entire term of the note as set forth in Section 2(b). Any changes to the term of the Note must be accordance to Section 5(c).

c. Accredited Investor.  The Lender hereby represents and warrants that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended

d. This Agreement, the Note and any other instruments or documents required or contemplated hereunder or thereunder, whether now existing or at any time hereafter arising, are herein referred to as the “Loan Documents.”

3. Conditions Precedent.

a. Documents to be Delivered.  The obligation of the Lender to make the Loan is subject to the due execution and delivery by the Borrower (or the Borrower causing the due execution and delivery) to the Lender of each of the following (all documents to be in form and substance satisfactory to the Lender):

i. This Agreement, the Note and each other instrument, agreement and document to be executed and/or delivered pursuant to this Agreement and/or the instruments, agreements and documents referred to in this Agreement.

ii. A certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Borrower, dated as of the Closing Date, authorizing the execution, delivery and performance of the Loan Documents.

iii. A certificate, dated as of the Closing Date, signed by an executive officer of the Borrower to the effect that the representations and warranties set forth in Section 4 of this Agreement are true and correct as of the Closing Date.

b. Absence of Certain Events.  The occurrence of a Material Adverse Effect (as defined below) shall not have occurred or be occurring as of the Closing Date.

4. Representations and Warranties of the Borrower.  To induce the Lender to make the Loan, the Borrower hereby represents and warrants to the Lender that at and as of the date hereof:

a. The Borrower has been duly incorporated and validly exists and is in good standing under the laws of the state of Nevada, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.  The Borrower is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect.  “Material Adverse Effect” means any material adverse effect on the ability of the Borrower to perform its obligations hereunder or under the Loan Documents or on the business, operations, properties or financial condition of the Borrower.

b. Each of the Loan Documents has been duly authorized, validly executed and delivered on behalf of the Borrower and is a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Borrower has full power and authority to execute and deliver this Agreement and the Loan Documents and to perform its obligations hereunder and there under.

c. The execution, delivery and performance of this Agreement and the Loan Documents will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of (A) the Borrower’s articles of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Borrower is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Borrower, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Borrower or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject, except, in the cases of (i), (ii) and (iii) above, as would not have a Material Adverse Effect.

d. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Borrower is required in connection with the valid execution and delivery of this Agreement or the Loan Documents.

5. Miscellaneous.

a. The representations and warranties of the Borrower contained herein shall not survive the Closing Date.

b. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

c. The Bank and Borrower agree to submit to binding arbitration by the American Arbitration Association (the "AAA") of all claims, disputes and controversies (whether in tort, contract, or otherwise, except "core proceedings" under the U.S. Bankruptcy Code) arising between themselves and their respective employees, officers, directors, attorneys and other agents, which relate in any way without limitation to existing and future loans and extensions of credit or requests for additional credit, including by way of example but not by way of limitation the negotiation, collateralization, administration, repayment, modification, default, termination and enforcement of such loans or extensions of credit. Arbitration under this Agreement will be governed by the Federal Arbitration Act and proceed in California in accordance with AAA Rules. Arbitration will be conducted before a single neutral arbitrator selected in accordance with AAA Rules and who shall be an attorney who has practiced commercial law for at least ten years. The arbitrator will determine whether an issue is arbitratable and will give effect to applicable statutes of limitation. Judgment upon the arbitrator's award may be entered in any court having jurisdiction. The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment. The institution and maintenance of an action for judicial relief or for any provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. Each request for an extension and all other discovery disputes will be determined by the arbitrator upon a showing that the request is essential for the party's presentation and that no alternative means for obtaining information are available during the initial discovery period. This Agreement does not limit the right of either party to a) foreclose against real or personal property collateral; b) exercise self-help remedies such as setoff or repossession; c) obtain provisional remedies such as replevin, injunctive relief, attachment or the appointment of a receiver during the pendency or before or after any arbitration proceeding; or d) obtain a cognovit judgment, if available. These exceptions do not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration, including those arising from the exercise of these remedies.

d. Any forbearance, failure, or delay by the Lender in exercising any right, power, or remedy shall not preclude the further exercise thereof, and all of the Lender’s rights, powers, and remedies shall continue in full force and effect until specifically waived in writing by the Lender.

e. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

f. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

g. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

h. This Agreement, the Note and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

i. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  The Borrower shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lender.  Notwithstanding the foregoing, the Lender may assign its rights hereunder to any other person or entity without the consent of the Borrower.

j. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

k. All remedies of the Lender under this Agreement, the Note and the other Loan Documents (i) are cumulative and concurrent, (ii) may be exercised independently, successively or together with other lenders against the Borrower, (iii) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefore may occur, and (iv) shall not be construed to be waived or released by the Lender’s delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

l. All notices required hereunder shall be made in accordance with Section 10 of the Note.

m. By executing the appropriate signature line below, the Borrower, intending to be legally bound hereby, agrees to the terms and conditions of this Agreement as of the date hereof.

Very truly yours,

By: /s/ William Wiseman                                                                        Date: September 18, 2009
Name: William Wiseman
Title:   CEO
Bonanza Oil and Gas, Inc.
3417 Mercer
Houston, TX 77027

By: /s/John Baier, President

MARIE BAIER FOUNDATION
COAST HIGHWAY #2A
MALIBU, CA 92065

9/18/2009
Date

Exhibit A

NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW.  THIS NOTE MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

September 18, 2009
Houston, Texas

FOR VALUE RECEIVED, the adequacy of which is hereby acknowledged, Bonanza Oil and Gas, Inc. (the "Borrower"), hereby promises to pay Marie Baier Foundation (the "Lender"), at such place as Lender may, from time to time, designate, the principal sum of fifty five thousand dollars ($55,000) in lawful money of the United States one (1) year from the date hereof (the “Maturity Date”).

1.
Interest: Borrower further promises to pay interest on the unpaid principal balance hereof at the rate of twelve percent (12%) per annum, such interest to be paid at maturity.  Interest shall be calculated on the basis of a 360 day year and actual days elapsed.  In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of California.

2.
Prepayment: This Note can be prepaid in whole or in part at any time without the consent of the Lender provided that Borrower shall pay all interest on the principal for the entire term of the note. Borrower shall not be liable hereunder for any further interest on any amounts so prepaid.  All prepayments of this Note shall be applied first to accrued and unpaid interest, and then to outstanding principal.

3.
Other Financings: Borrower warrants that any proceeds from an offering of financial instruments of any type (including equity, debt, hybrid, or other offering) that it receives after the date of receipt of monies related to this Note shall be first used to repay all interest and principal pursuant to this Note before being used for any other purpose whatsoever.

4.
Remedies in Event of Default:  Notwithstanding the due date of this Note specified above, the entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following events of default (individually, “an Event of Default” and collectively, “Events of Default”):

(i)	the Borrower fails to pay any of the principal, interest or any other amounts payable under this Note within five (5) business days when due and payable;

(ii)
the Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Borrower or all or any substantial portion of the Borrower’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(iii)
an involuntary petition is filed, or any proceeding or case is commenced, against the Borrower (unless such proceeding or case is dismissed or discharged within ninety (90) days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the B457890orrower or to take possession, custody or control of any property of the Borrower, or an order for relief is entered against the Borrower by any court having jurisdiction in any of the foregoing;

(iv)
 the occurrence of a breach or default under any agreement, instrument or document to which the Borrower is a party or by which it is bound involving any obligation for borrowed money of more than $100,000 in the aggregate that remains uncured for at least thirty (60) business days.

Upon and after an Event of Default, the outstanding principal balance hereunder shall continue to bear interest at a per annum interest rate equal to prime plus ten percent (10%) until the Event of Default is cured or repayment in full has been made to the Lender.

Upon the existence of an Event of Default that remains uncured, the Lender shall have the right to declare the outstanding principal balance of this Note, together with all accrued interest, immediately due and payable and the Lender shall thereafter have all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the state of California. The Borrower waives demand, presentment, protest and notice of any kind.

5.	No Rights as Stockholder. This Note, as such, shall not entitle the Lender to any rights as a stockholder of the Borrower.

6.
Expenses. Borrower agrees to pay any and all expenses (including attorneys’ fees and expenses) incurred by the Lender which are incurred in endeavoring to collect any amounts payable hereunder which are not paid when due (whether by acceleration or otherwise) or in otherwise enforcing any rights under this Note.

7.
Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally, sent by registered or certified mail, return receipt requested, postage prepaid, sent via overnight delivery service or sent via facsimile, and shall be effective (1) when personally delivered, (2) on the day following delivery to an overnight courier service if sent for delivery within the United States (or on the second business day following delivery to such courier service if sent for delivery outside the United States), (3) on the business day following receipt of transmission if sent via facsimile, or (4) on the fifth business day after the date of mailing if sent by registered or certified mail, in each case to the following addresses:

(a)	If to the Borrower:

Marie Baier Foundation
Coast Highway, #2A
Malibu, CA 92065

(b)	If to the Lender, to the address set forth in the Note Purchase Agreement, or such other address as is provided in writing to the Borrower by the Lender.

8.
Assignment. This Note shall be binding on the Borrower and its successors and permitted assigns, and shall be binding upon and inure to the benefit of the Lender, any future holder of this Note and their respective successors and permitted assigns.  Neither the Borrower nor the Lender may assign or transfer this Note or any of its rights or obligations hereunder (other than by operation of law) without the other party’s prior written consent.

9.
Waivers; Amendments. No delay or omission of Lender in exercising any right or power hereunder shall impair such right or power or be a waiver of any default or an acquiescence therein; and no single or partial exercise of any such right or power shall preclude other or further exercise thereof, or the exercise of any other right; and no waiver shall be valid unless in writing signed by Lender, and then only to the extent specifically set forth in such writing.  All remedies hereunder or by law afforded shall be cumulative and shall be available to Lender until the principal amount of and all interest on this Note have been paid in full.  No amendment of any provision of this Note shall be effective unless the same shall be in writing and signed by the Borrower and the Lender.

10.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Califoria, without regard for the conflicts of laws principles thereof.

11.
Severability.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

12.	Miscellaneous.
a.
All payments by the Borrower under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

b.	The representations and warranties of the Borrower contained herein shall not survive the Closing Date.
c.
The Bank and Borrower agree to submit to binding arbitration by the American Arbitration Association (the "AAA")of all claims, disputes and controversies (whether in tort, contract, or otherwise, except "core proceedings" under the U.S. Bankruptcy Code) arising between themselves and their respective employees, officers, directors, attorneys and other agents, which relate in any way without limitation to existing and future loans and extensions of credit or requests for additional credit, including by way of example but not by way of limitation the negotiation, collateralization, administration, repayment, modification, default, termination and enforcement of such loans or extensions of credit. Arbitration under this Agreement will be governed by the Federal Arbitration Act and proceed in California in accordance with AAA Rules. Arbitration will be conducted before a single neutral arbitrator selected in accordance with AAA Rules and who shall be an attorney who has practiced commercial law for at least ten years. The arbitrator will determine whether an issue is arbitratable and will give effect to applicable statutes of limitation. Judgment upon the arbitrator's award may be entered in any court having jurisdiction. The arbitrator has the discretion to decide, upon documents only or with a hearing, any motion to dismiss for failure to state a claim or any motion for summary judgment. The institution and maintenance of an action for judicial relief or for any provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. Discovery will be governed by the California Rules of Civil Procedure. Discovery must be completed at least 20 days before the hearing date and within 180 days of the commencement of arbitration. Each request for an extension and all other discovery disputes will be determined by the arbitrator upon a showing that the request is essential for the party's presentation and that no alternative means for obtaining information are available during the initial discovery period. This Agreement does not limit the right of either party to a) foreclose against real or personal property collateral; b) exercise self-help remedies such as setoff or repossession; c) obtain provisional remedies such as replevin, injunctive relief, attachment or the appointment of a receiver during the pendency or before or after any arbitration proceeding; or d) obtain a cognovit judgment, if available. These exceptions do not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration, including those arising from the exercise of these remedies.

d.	The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
e.
This Agreement, the Note and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

f.
This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

g.
All remedies of the Lender under this Agreement, the Note and the other Loan Documents (i) are cumulative and concurrent, (ii) may be exercised independently, successively or together with other lenders against the Borrower, (iii) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefore may occur, and (iv) shall not be construed to be waived or released by the Lender’s delay in exercising, or failure to exercise, them or any of them at any time it may be entitled to do so.

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Bonanza Oil and Gas, Inc.

Date	By:	/s/
Name: William WisemanTitle: CEO

By:

Marie Baier Foundation
Coast Highway #2A
Malibu, CA 92065

_____________________
Date